EXHIBIT 23

                               Consent of KPMG LLP

The Board of Directors
Simulaids, Inc.:

We consent to the inclusion of our report dated March 19, 1999 with respect to the balance sheets of Simulaids, Inc. as of December 31, 1998 and 1997 and the related statements of income, shareholder's equity and cash flows for each of the years in the three year period ended December 31, 1998, which report appears in the Form 10-K of The Aristotle Corporation for the fiscal year ended June 30, 1999.


                                                 /s/ KPMG LLP

                                                     KPMG LLP

New York, New York
September 27, 1999